Exhibit 3.1

ZOOMCAR HOLDINGS, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

ZOOMCAR HOLDINGS, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

WHEREAS, the Corporation previously filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Original Certificate of Designation”) with the Secretary of State of the State of Delaware on May 27, 2026;

WHEREAS, no shares of the Series A Convertible Preferred Stock have been issued and the Board of Directors of the Corporation, acting pursuant to Section 151 of the General Corporation Law of the State of Delaware and the Corporation’s Amended and Restated Certificate of Incorporation, has duly adopted resolutions authorizing the amendment and restatement of the Original Certificate of Designation; and

WHEREAS, this Amended and Restated Certificate of Designation supersedes and replaces the Original Certificate of Designation in its entirety as of the date hereof.

NOW, THEREFORE, the Corporation hereby amends and restates the Original Certificate of Designation in its entirety as follows:

1. Designation and Number of Shares.

(a) Designation. The series of preferred stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).

(b) Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 10,000,000 shares (the “Authorized Shares”). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

2. Definitions.

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale) of shares of Common Stock (other than rights of the type described in Section 6(e)(v) hereof) that could result in a decrease in the net consideration received by the Corporation in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Alternate Conversion Date” means, with respect to any Alternate Conversion, the date on which the applicable Alternate Conversion Notice is delivered to the Corporation in accordance with Section 6(a-1).

“Alternate Conversion Effective Date” means September 30, 2026; provided, however, that upon any amendment or adjustment or issuance of any Existing Convertible Note or Variable Conversion Price Instrument to provide for a conversion date that is not September 30 ,2026, the Alternate Conversion Effective Date shall automatically be adjusted to such different date and the Corporation shall immediately notify each Holder of any such occurrence.

“Alternate Conversion Notice” has the meaning set forth in Section 6(a-1)(ii).

“Alternate Conversion Price” means, as of any Alternate Conversion Date, an amount equal to the lowest price per share of the Common Stock issuable upon conversion of Existing Convertible Note or Variable Conversion Price Instrument. For the avoidance of doubt, no floor price shall apply to the Alternate Conversion Price.

“Alternate Conversion Right” has the meaning set forth in Section 6(a-1)(i).

“Alternate Conversion Termination Date” has the meaning set forth in Section 6(a-1)(iii).

“Approved Uplisting” means the consummation of an underwritten public offering registered under the Securities Act in connection with the listing of the Common Stock on New York Stock Exchange American LLC (“NYSE American”) or The Nasdaq Stock Market LLC (“Nasdaq”) (or any successor market thereto).

“Board” has the meaning set forth in the preamble.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” means, as of any time of determination, (i) initially, $0.05 per share (subject to adjustment as set forth herein), and (ii) thereafter, the then-effective Conversion Price as adjusted pursuant to this Certificate.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with this Certificate.

“DGCL” has the meaning set forth in the preamble.

“Existing Convertible Notes” means each of the convertible promissory notes of the Corporation set forth on Schedule 1 hereto, as such notes may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms.

“Exempt Issuance” has the meaning set forth in the Securities Purchase Agreement, dated on or about May 28, 2026, by and among the Corporation and the purchasers party thereto (as amended and/or supplemented from time to time, the “Purchase Agreement”).

“Holder” means any holder of record of shares of Series A Preferred Stock.

“Issue Date” means, with respect to any share of Series A Preferred Stock, the date such share is issued by the Corporation.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, an amount in cash equal to the Stated Value plus any declared but unpaid dividends, if any.

“Lower-Priced Issuance” means, at any time prior to and including the consummation of an Approved Uplisting, any issuance or deemed issuance by the Corporation of shares of Common Stock or Common Stock Equivalents at an effective price per share of Common Stock (or effective price per share of Common Stock) that is lower than the then-effective Conversion Price.

“Majority Holders” means the Holder(s) of a majority of the then-outstanding shares of Series A Preferred Stock.

“Option” means any rights, warrants or options to subscribe for or purchase shares of Common Stock and/or Common Stock Equivalents.

“Person” means an individual, corporation, partnership, limited liability company, trust or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Stated Value” means $1,000 per share of Series A Preferred Stock (as appropriately adjusted for any stock split, stock dividend, combination, reclassification or similar event affecting the Series A Preferred Stock).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any market or exchange on which the Common Stock is listed or quoted for trading, including without limitation NYSE American, Nasdaq (any tier), OTCQB or OTCQX (or any successor to any of the foregoing).

“Variable Conversion Price” means a conversion, exercise, or exchange price of any Common Stock Equivalent that is determined by reference to the trading price, closing price, bid price, VWAP, or other market-based price of the Common Stock (whether or not subject to a discount, multiplier, or floor), as in effect from time to time after the issuance date of such Common Stock Equivalent.

“Variable Conversion Price Instrument” means any Common Stock Equivalent of the Corporation outstanding from time to time that is convertible into, exercisable for, or exchangeable into shares of Common Stock at a Variable Conversion Price, including, without limitation, the Existing Convertible Notes.

“VWAP” means, for any date, the volume weighted average price of the Common Stock on the applicable Trading Market for such date (or, if not a Trading Day, the nearest preceding Trading Day), as reported by Bloomberg L.P. (or, if Bloomberg is not available, a nationally recognized pricing service selected by the Corporation and reasonably acceptable to the Majority Holders).

3. Dividends.

(a) No Cash Dividend. The Series A Preferred Stock shall not be entitled to any dividends.

(b) As-Converted Participation. If dividends (if any) are declared and paid on the Common Stock, then the Holders shall participate in such dividends on an as-converted basis as if their shares of Series A Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend, and except as otherwise required by applicable law.

4. Ranking; Liquidation.

(a) Ranking. The Series A Preferred Stock shall rank senior to the Common Stock and to all other classes and series of the Corporation’s equity securities, whether now existing or hereafter created, with respect to dividend rights, rights on liquidation, dissolution or winding up and any other distribution of the Corporation’s assets.

(b) Liquidation Preference. Upon any Liquidation Event, the Holders shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock (or any junior securities), the Liquidation Preference for each share of Series A Preferred Stock held, payable in cash. If the assets of the Corporation available for distribution are insufficient to pay in full the Liquidation Preference, the Holders shall share ratably in such distribution in proportion to the full Liquidation Preference amounts to which they would otherwise be entitled.

5. Voting Rights.

(a) As-Converted Voting. Except as required by applicable law or as expressly set forth in this Certificate, the Holders shall vote together with the holders of Common Stock as a single class on an as-converted basis, with each share of Series A Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

(b) Class Vote; Protective Provisions. For so long as any Series A Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote or written consent of the Majority Holders, voting as a separate class:

(i) amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate) or bylaws in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock;

(ii) authorize, create or issue any class or series of stock (or any security convertible into or exercisable for any such stock) that is senior to or pari passu with the Series A Preferred Stock with respect to liquidation or dividend rights;

(iii) increase or decrease the authorized number of shares of Series A Preferred Stock; or

(iv) take such other actions with respect to the Series A Preferred Stock as are customarily subject to preferred stock protective provisions.

6. Conversion.

(a) Optional Conversion. At any time after issuance, each share of Series A Preferred Stock shall be convertible, at the option of the Holder, into Conversion Shares at the then-effective Conversion Price. This Section 6(a) is subject to Section 6(a-1), which provides each Holder with an additional optional right to convert at the Alternate Conversion Price, on the terms and subject to the conditions set forth therein.

(a-1) Alternate Conversion Right.

(i) Alternate Conversion. Notwithstanding anything to the contrary in Section 6(a), from and after the Alternate Conversion Effective Date and continuing until the Alternate Conversion Termination Date, each Holder shall have the right (the “Alternate Conversion Right”), at its option and in lieu of (but not in substitution for) conversion at the then-effective Conversion Price under Section 6(a), to convert all or any portion of the shares of Series A Preferred Stock held by such Holder into shares of Common Stock at the Alternate Conversion Price in effect as of the applicable Alternate Conversion Date (any such conversion, an “Alternate Conversion”). The number of Conversion Shares issuable upon any Alternate Conversion of one (1) share of Series A Preferred Stock shall equal the Stated Value divided by the Alternate Conversion Price in effect as of the applicable Alternate Conversion Date.

(ii) Notice of Alternate Conversion; Mechanics. The Corporation shall immediately notify each Holder of each conversion of an Existing Convertible Note or Variable Conversion Price Instrument. To effect an Alternate Conversion, a Holder shall deliver to the Corporation a written notice (an “Alternate Conversion Notice”) specifying (A) the number of shares of Series A Preferred Stock to be converted in such Alternate Conversion, (B) the Alternate Conversion Date, (C) the calculation of the Alternate Conversion Price (including the Trading Days included in such calculation and the closing prices for such Trading Days), and (D) the name(s) in which the Conversion Shares are to be issued. Sections 6(f), 6(g) and 6(h) shall apply, mutatis mutandis, to each Alternate Conversion. No medallion guarantee shall be required for an Alternate Conversion. The Alternate Conversion shall be deemed effective as of the Alternate Conversion Date.

(iii) Termination of Alternate Conversion Right. The Alternate Conversion Right shall automatically and permanently terminate, without further action by the Corporation or any Holder, on the earliest to occur of (A) the date on which no Variable Conversion Price Instrument (including, for the avoidance of doubt, no Existing Convertible Note) remains outstanding with any then-existing or contingent right to convert, exercise, or exchange at a Variable Conversion Price, and (B) the consummation of an Approved Uplisting; provided, however, that there shall be no termination of the Alternate Conversion Right under (A) following any conversion of a Variable Conversion Price Instrument (such earliest date, the “Alternate Conversion Termination Date”). For the avoidance of doubt, on and after the Alternate Conversion Termination Date, the Alternate Conversion Right shall be of no further force or effect, and no Holder shall have any further right to convert any shares of Series A Preferred Stock at the Alternate Conversion Price. Promptly following the Alternate Conversion Termination Date, the Corporation shall provide written notice thereof to each Holder.

(iv) No Effect on Other Conversion Rights or Adjustments. The Alternate Conversion Right is in addition to, and not in substitution for, the optional conversion right at the Conversion Price set forth in Section 6(a). The Conversion Price shall continue to be subject to adjustment in accordance with Section 6(e) of this Certificate, on the terms and subject to the conditions set forth therein. The exercise (or non-exercise) of the Alternate Conversion Right by any Holder shall not affect the rights of any other Holder under this Certificate.

(v) Interaction with Approved Uplisting. Upon consummation of an Approved Uplisting, all outstanding shares of Series A Preferred Stock shall convert automatically pursuant to Section 6(c), and the Alternate Conversion Right shall terminate concurrently with such automatic conversion in accordance with Section 6(a-1)(iii)(B).

(b) Conversion Rate. The number of Conversion Shares issuable upon conversion of one (1) share of Series A Preferred Stock pursuant to Section 6(a) shall equal the Stated Value divided by the then-effective Conversion Price. The number of Conversion Shares issuable upon conversion of one (1) share of Series A Preferred Stock pursuant to Section 6(a-1) shall equal the Stated Value divided by the Alternate Conversion Price in effect as of the applicable Alternate Conversion Date.

(c) Automatic Conversion Upon Approved Uplisting. Upon consummation of an Approved Uplisting, all outstanding shares of Series A Preferred Stock shall automatically convert, without further action by the Holders, into (i) shares of Common Stock at the then-effective Conversion Price or (ii) if the Approved Uplisting includes warrants or units consisting of shares and warrants, the same units (shares and warrants) issued in the Approved Uplisting, in each case on the terms set forth in this Certificate. The Corporation shall provide prompt written notice of such automatic conversion to each Holder (an “Automatic Conversion Notice”).

(d) Conversion Into Units / Warrants in Approved Uplisting. If, in connection with an Approved Uplisting, the Corporation offers securities as units consisting of one share of Common Stock and one or more warrants (or other Common Stock Equivalents) per share (such offered securities, “Uplisting Units”), then upon any conversion of Series A Preferred Stock in connection with (or upon) such Approved Uplisting, each Holder shall be entitled to receive, in lieu of Conversion Shares only: (i) the number of shares of Common Stock that would otherwise be issuable upon conversion, and (ii) the number of warrants (or other Common Stock Equivalents) that such Holder would have received had such Holder been a purchaser in the Approved Uplisting with respect to such number of shares, based on the warrant-to-share (or unit) ratio in the Approved Uplisting.

(e) Adjustment Upon Issuance of Common Stock (Full Ratchet). If and whenever on or after the Issue Date, and at any time prior to and including consummation of an Approved Uplisting, while any shares of Series A Preferred Stock are outstanding, the Corporation issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 6(e) is deemed to have issued or sold, any shares of Common Stock and/or Common Stock Equivalents (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Exempt Issuance for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect, the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the public announcement) of each such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided, however, that no adjustment pursuant to this Section 6(e) shall result in an increase in the Conversion Price then in effect. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 6(e)), the following shall apply:

(i) Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(e)(i), the “lowest price per share for which one share of Common Stock is issuable” shall be equal to (A) the sum of (1) the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, (2) upon exercise of such Option, and (3) upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of such Option or otherwise pursuant to the terms thereof, minus (B) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of such Option or otherwise pursuant to the terms thereof, plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or such Common Stock Equivalents upon the exercise of such Options. This Section 6(e)(i) shall not apply to any Exempt Issuance.

(ii) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Common Stock Equivalents for such price per share. For purposes of this Section 6(e)(ii), the “lowest price per share for which one share of Common Stock is issuable” shall be equal to (A) the sum of (1) the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of such Common Stock Equivalent and (2) upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof, minus (B) the sum of all amounts paid or payable to the holder of such Common Stock Equivalent (or any other Person) upon the issuance or sale of such Common Stock Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Common Stock Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 6(g)), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. No adjustment pursuant to this Section 6(e) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received; Units; VWAP Adjustment Period. If any Option and/or Common Stock Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (the “Primary Security,” and such Option and/or Common Stock Equivalent and/or Adjustment Right, the “Secondary Securities” and, together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lowest of (A) the purchase price of such Unit, (B) if such Primary Security is an Option and/or Common Stock Equivalent, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 6(e)(i) or 6(e)(ii) above, and (C) the lowest VWAP on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the applicable Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration as reasonably determined by the Board in good faith; provided that if such consideration consists of publicly traded securities, the amount of consideration received by the Corporation for such securities will be the lowest VWAP on any Trading Day during the five (5) Trading Day period immediately preceding the date of receipt.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(vi) Post-Uplisting Cut-Off. No adjustment under this Section 6(e) shall apply to issuances after consummation of the Approved Uplisting.

(f) Notice and Delivery Mechanics. To effect an optional conversion, a Holder shall deliver to the Corporation a written notice of conversion specifying the number of shares of Series A Preferred Stock to be converted and the name(s) in which the Conversion Shares (and, if applicable, Uplisting Units) are to be issued (a “Notice of Conversion”). No medallion guarantee shall be required. The conversion shall be deemed effective (i) for optional conversions, as of the date specified in the Notice of Conversion (or, if none, the date of receipt), and (ii) for automatic conversions, as of the consummation of the Approved Uplisting.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion; the number of shares of Common Stock issuable shall be rounded to the nearest whole share in accordance with the Corporation’s customary rounding practices.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon conversion of the Series A Preferred Stock, a number of shares of Common Stock at least equal to the sum of (i) the maximum number of Conversion Shares issuable upon conversion of all then-outstanding shares of Series A Preferred Stock at the then-effective Conversion Price, and (ii) the maximum number of Conversion Shares issuable upon conversion of all then-outstanding shares of Series A Preferred Stock at the Alternate Conversion Price as of the calculation date, provided that, for purposes of clause (ii), if the Alternate Conversion Right is not then exercisable, no shares need be reserved with respect thereto. The Corporation shall use commercially reasonable efforts to take all corporate action necessary to ensure that a sufficient number of shares of Common Stock is available for issuance upon conversion of the Series A Preferred Stock, including without limitation seeking stockholder approval to increase the number of authorized shares of Common Stock, if and when needed.

7. Redemption; Sinking Fund.

The Series A Preferred Stock shall not be redeemable by the Corporation or the Holders, and there shall be no sinking fund or similar redemption arrangement.

8. Preemptive Rights.

Holders of Series A Preferred Stock shall have no preemptive rights, subscription rights or other similar rights to acquire any securities of the Corporation by virtue of their ownership of Series A Preferred Stock, except as may be expressly set forth in definitive transaction documents.

9. Transfer.

Shares of Series A Preferred Stock may be transferred by a Holder, subject to compliance with applicable securities laws and any transfer restrictions set forth in the definitive transaction documents.

10. Amendment; Waiver.

This Certificate (including the designation, preferences, rights and limitations of the Series A Preferred Stock) may be amended, and any provision hereof may be waived, with the affirmative vote or written consent of the Majority Holders voting as a separate class and with such other approvals, if any, as may be required under applicable law and the Certificate of Incorporation.

11. Severability.

If any provision of this Certificate is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect.

12. Headings.

Headings are for convenience only and shall not affect the interpretation of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its authorized officer as of June 2, 2026.

ZOOMCAR HOLDINGS, INC.

By:	/s/ Deepankar Tiwari
Name:	Deepankar Tiwari
Title:	CEO